Exhibit 10(b)

October 13, 1998

Paul Conlin
50 Pollard Road
Mountain Lakes, NJ 07046

Dear Paul:

This letter will confirm our decision regarding certain additional compensation arrangements with Oxford Health Plans, Inc. (the Corporation), and will serve as an addendum to your offer letter of employment, dated May 27, 1998, and signed by you on June 5, 1998 (the “Offer Letter”).

Effective October 1, 1998, your salary will be at a gross amount (prior to necessary payroll deductions) of $18,750 per month, which you will receive in biweekly payments of $8,653.85. You will continue to be eligible for a discretionary performance bonus consistent with the terms and conditions of the Corporation’s management incentive program, ranging from 0 to 75% of your earned base salary, as recommended by your manager and approved by the Chairman, CEO and Compensation Committee of the Board of Directors. Your bonus for the fiscal year of 1998, however, will be guaranteed at 75% of your earned base salary and will be payable at such time when all other eligible employees receive their corporate bonus.

In addition, in the event that your employment is terminated within 2 years following a change in control either by the Corporation without cause (other than for retirement or disability), or by you for good reason, then the Corporation shall (1) pay you, within 10 days following your date of termination, a lump sum cash amount equal to two times the sum of your highest annual rate of base salary during the 3-year period immediately preceding your date of termination and the highest annual bonus earned by you in respect of three fiscal years immediately preceding the year in which your termination occurs, provided, however, for the fiscal year of 1998 the bonus amount shall for these purposes be deemed to be not be less than $154,760, and (2) continue to provide, for a period of one year following your date of termination, you (and your dependents if applicable) with the same level of medical, dental, accident, disability and life insurance benefits upon substantially the same terms and conditions (including cost of coverage to you) as existed immediately prior to your date of termination (or, if more favorable to you, as such benefits and terms and conditions that existed immediately prior to the change in control); provided that if you cannot continue to participate in the plans providing such benefits, the Corporation shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted. Notwithstanding the foregoing, in the event you become reemployed with another employer and become eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of your eligibility, but only to the extent that the Corporation reimburse you for any increased cost and provides any additional benefits necessary to give you the benefits hereunder.

Any term used herein which is not otherwise defined shall have the meaning attributed to it in your Offer Letter.

Sincerely,

/s/ CHUCK BERG

Chuck Berg Executive Vice President Medical Delivery

Agreed and accepted:

/s/ PAUL CONLIN	10.14.98
Paul Conlin	Date